As filed with the Securities and Exchange Commission on October 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTRAFECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	39-2072586
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 Wells Avenue,

Third Floor

Yonkers, New York 10701

(914) 207-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Natalie Bogdanos, Esq.

General Counsel and Corporate Secretary

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos, Esq. Wesley C. Holmes, Esq. Latham & Watkins LLP 200 Clarendon Street, 27th Floor Boston, Massachusetts 02116 (617) 948-6000	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 30, 2023.

PROSPECTUS

CONTRAFECT CORPORATION

$15,000,000

Shares of Common Stock

Class E Warrants to Purchase up to   Shares of Common Stock

Up to Shares of Common Stock underlying Class E Warrants

Class F Warrants to Purchase up to   Shares of Common Stock

Up to   Shares of Common Stock underlying Class F Warrants

ContraFect Corporation is offering $15,000,000 of shares of common stock, Class E warrants to purchase shares of common stock and Class F warrants to purchase shares of common stock. The common stock, Class E warrants and Class F warrants will be sold in combination, with one-half of one Class E warrant to purchase one share of common stock and one Class F warrant to purchase one share of common stock accompanying each share of common stock sold. The combined purchase price for each share of common stock and accompanying warrants is $  . In addition to the foregoing, we are also offering up to    shares of our common stock issuable upon exercise of our Class E warrants and up to    shares of our common stock issuable upon exercise of our Class F warrants, which in each case represents the full number of shares issuable thereunder.

Each Class E warrant will have an exercise price of $    for each whole share, will be exercisable upon the date of the publication by us of a press release containing the results of our Phase 1b/2 clinical trial on the use of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee with respect to the 42-day clinical response to the trial drug for cohort 1 of such trial (referred to herein as the PJI Data Release Date) and will expire on the date that is 60 days after the PJI Data Release Date. Each Class F warrant will have an exercise price of $  for each whole share, will be exercisable upon issuance and will expire five years from the date of issuance. The shares of common stock and the warrants are immediately separable from one another and will be issued separately, but must be purchased together in this offering. No fractional warrants will be issued in this offering.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX.” On October 27, 2023, the last reported sale price of the common stock on the Nasdaq Capital Market was $0.2711 per share. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to list the warrants on any securities exchange or automated quotation system.

INVESTING IN OUR SECURITIES INVOLVES RISKS. FOR EXAMPLE, WE CURRENTLY DO NOT MEET CERTAIN OF THE NASDAQ CAPITAL MARKET’S CONTINUED LISTING REQUIREMENTS AND OTHER NASDAQ RULES, AND IF WE ARE UNABLE TO REGAIN COMPLIANCE, WE ARE LIKELY TO BE DELISTED. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

	Per Share and Accompanying Warrants	Total
Offering price	$	$
Placement agent fees(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Excludes certain out-of-pocket expenses of the Placement Agent which we have agreed to reimburse. See the section captioned “Plan of Distribution” in this prospectus supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities is expected to be made on or about    , 2023.

Sole Placement Agent

Maxim Group LLC

The date of this prospectus is    , 2023.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “ContraFect,” “we,” “our,” “us” and “the Company” in this prospectus to refer to ContraFect Corporation. and its consolidated subsidiaries, unless otherwise specified.

Overview

We are a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents, or DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. We believe DLAs are fundamentally different than antibiotics and offer a potential paradigm shift in the treatment of antibiotic-resistant infections. According to one of the most recent and comprehensive reports on the global burden of bacterial antimicrobial resistance, or AMR, there were an estimated 4.95 million deaths associated with bacterial AMR in 2019, including 1.27 million deaths directly attributable to bacterial AMR. The six leading pathogens for deaths associated with resistance (Escherichia coli (“E. coli”), Staphylococcus aureus (“S. aureus”), Klebsiella pneumoniae (“K. pneumoniae”), Streptococcus pneumoniae, Acinetobacter baumannii (“A. baumannii”), and Pseudomonas aeruginosa (“P. aeruginosa”)) were responsible for 929,000 deaths. Only one pathogen–drug combination, methicillin-resistant S. aureus, or MRSA, caused more than 100,000 deaths in 2019.

Lysins are recombinantly-produced enzymes; when applied to bacteria, they cleave a key component of the target bacteria’s peptidoglycan cell wall, resulting in rapid bacterial cell death. In addition to the speed of action and potent cidality, we believe lysins are differentiated by their other hallmark features, which include the demonstrated ability to eradicate biofilms and synergistically boost the efficacy of conventional antibiotics in animal models. Amurin peptides are a new class of DLAs, discovered in our laboratories, which disrupt the outer membrane of Gram-negative bacteria, resulting in rapid bacterial cell death, offering a distinct mechanism of action from lysins. Our DLAs have a shown potent, broad spectrum of in vitro activity against a wide range of Gram-negative pathogens, including deadly, drug-resistant P. aeruginosa, K. pneumoniae, E. coli, A. baumannii and Enterobacter cloacae bacteria species as well as difficult to treat pathogens such as Stenotrophomonas, Achromobacter and some Burkholderia species. The highly differentiated properties of DLAs underscore their potential use in addition to antibiotics with the goal of improving clinical outcomes compared to antibiotics alone. The development of DLAs involves a novel clinical and regulatory strategy, using superiority design clinical trials with the goal of delivering significantly improved clinical outcomes for patients with serious and/or antibiotic-resistant bacterial infections, including biofilm-associated infections. We believe this approach affords potential clinical benefits to patients as well as the potential ability to mitigate against further development of antibiotic resistance.

Exebacase

Our first DLA product candidate, exebacase, is currently being studied in an ongoing Phase 1b/2 study being conducted in France in patients with chronic prosthetic joint infections, or PJIs, of the knee due to S. aureus or coagulase-negative Staphylococci, or CoNS. PJI is a devastating complication following total joint arthroplasty, or TJA, either total knee arthroplasty, or TKA, or total hip arthroplasty, or THA. It is a leading cause of morbidity and revision following TJA and a significant driver of healthcare costs. There are over 100,000 orthopedic prosthesis-related infections annually in the United States, representing approximately 2-3% of joint replacement patients; the prevalence of PJI related to resistant organisms is increasing. More importantly, Staphylococcus is the primary infecting organism and treatment failure is due to the presence of biofilms, or the protective structures that allow bacteria to “stick” to implanted devices and shield themselves from both the immune system and conventional antibiotics.

Once PJI is diagnosed, two-stage exchange arthroplasty remains the gold standard for treating PJI, since there is a high rate of treatment failure with current irrigation and debridement or one-stage exchange arthroplasty procedures. A two-stage exchange involves removal of the infected artificial joint components along with bone and soft tissue, followed by 12-16 weeks of IV and oral antibiotic therapy before a new artificial joint can be implanted. Unfortunately, systemic antibiotics are often unable to eradicate biofilms, resulting in poor outcomes. PJI significantly reduces the long-term quality of life, or QoL, and the high failure rates ultimately result in arthrodesis, amputation, or mortality. In fact, PJI is associated with a five-year mortality rate higher than that of breast cancer, melanoma, Hodgkin’s lymphoma, and other common malignancies.

In addition to the significant morbidity and mortality associated with PJI, the cost of treating PJI is substantial, with estimated annual hospital costs expected to increase to over $1.1 billion for TKA and to over $750 million for THA by 2030. Mean PJI treatment cost is approximately 3 to 4 times that for primary joint replacement, and when the causative pathogen is a resistant organism, such as MRSA, the mean PJI treatment cost increases nearly 60% compared to PJI caused by more susceptible microorganisms.

The Phase 1b/2 study of exebacase is a randomized, double-blind, placebo-controlled two-part clinical study to assess the efficacy and safety of exebacase in patients with chronic PJI of the knee due to S. aureus and/or CoNS. Part 1 will evaluate the safety, pharmacokinetics, early clinical outcomes, and microbiologic response in patients through Day 42. Up to 2 dose levels of intra-articularly administered exebacase in addition to systemic antibiotics will be studied in up to 2 patient cohorts. Part 2 will consist of a long-term follow-up study of safety and efficacy parameters in patients who complete Part 1 of the study. Follow-up assessments will be performed on Days 90, 180, 360 and 720, including health resource utilization and QoL measures. Patients entering the study will be randomized 3:1 to either exebacase or placebo, with all patients receiving study drug in the setting of a debridement, antibiotics and implant retention procedure (referred to as a DAIR Procedure). We expect to report interim clinical data from the first cohort of patients in the first half of 2024.

CF-370

Our next product candidate, CF-370, is designed to target a range of gram-negative bacteria, including P. aeruginosa, K. pneumoniae and A. baumannii, and has demonstrated potent in vivo activity against these pathogens, even against multidrug-resistant, or MDR, and extensively drug-resistant, or XDR, strains. Gram-negative pathogens are a major cause of morbidity and mortality in patients with hospital-acquired bacterial pneumonia, or HABP, and ventilator-associated bacterial pneumonia, or VABP. P. aeruginosa in particular remains a major medical challenge for cystic fibrosis patients with chronic lung infections.

HABP/VABP are serious, potentially life-threatening infections that require new therapies to meet patient needs, particularly because of increasing antimicrobial resistance. HABP/VABP accounts for over 22% of all U.S. hospital infections and up to 40% of patients who undergo mechanical ventilation for more than 48 hours will develop a VABP. In-hospital mortality remains above 20% when a patient with pneumonia is ventilated. Immunocompromised patients are especially vulnerable to infection and potential loss of life. P. aeruginosa, A. baumannii, K. pneumoniae, E. coli and Enterobacter species are the most commonly implicated Gram-negative pathogens in HABP/VABP infections. Infections caused by MDR and XDR Gram-negatives, particularly MDR P. aeruginosa, and carbapenem-resistant A. baumannii and Enterobacteriaceae, are associated with significant mortality and are becoming increasingly difficult-to-treat. According to data from the United States Centers for Disease Control and Prevention, or CDC, HABP/VABP are currently the most common type of hospital-acquired infections in acute care hospitals and remain a significant issue in patients in the intensive care unit.

We have studied CF-370 in multiple animal models with external organizations with both sensitive and resistant strains and using CF-370 in addition to either amikacin, meropenem, or tobramycin, demonstrating the superiority of the combination of CF-370 with SoC antibiotics. We believe the results from these studies provide in vivo proof-of-concept for CF-370 as a potential treatment for pulmonary infections caused by Gram-negative pathogens and for direct lytic agents as a potential new modality to combat the threat of MDR and XDR Gram-negative pathogens. The U.S. Food and Drug Administration (FDA) has completed the safety review of our Investigational New Drug (“IND”) application for CF-370 for the treatment of HABP and VABP and concluded that we may proceed with our Phase 1 clinical study. We expect to initiate the Phase 1 clinical study of CF-370 in healthy volunteers during the fourth quarter of 2023.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in March 2008. Our principal executive offices are located at 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701, and our telephone number is (914) 207-2300. Our website address is www.contrafect.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX”.

THE OFFERING

Common stock offered by us	shares.

Class E warrants (and underlying shares) offered by us	Class E warrants to purchase shares, and shares underlying such Class E warrants.

Class F warrants (and underlying shares) offered by us	Class F warrants to purchase shares, and shares underlying such Class F warrants.

Common stock outstanding immediately prior to this offering	10,704,803 shares, including 4,500,000 shares of our common stock held in abeyance subject to a beneficial ownership limitation with respect to one of our stockholders.

Common stock to be outstanding immediately after this offering	shares, assuming no exercise of the Class E warrants or the Class F warrants.

Offering price	$ per share. Each share will be accompanied by one-half of one Class E warrant to purchase one share of common stock and one Class F warrant to purchase one share of common stock, with such warrants included for no additional consideration. No fractional warrants will be issued in this offering.

Terms of Class E warrants	Each Class E warrant will have an exercise price of $ for each whole share, will be exercisable upon the date of the publication by us of a press release containing the results of our Phase 1b/2 clinical trial on the use of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee with respect to the 42-day clinical response to the trial drug for cohort 1 of such trial (referred to herein as the PJI Data Release Date) and will expire on the date that is 60 days after the PJI Data Release Date. For more information on such terms, see “Description of Securities We Are Offering—Warrants”.

Terms of Class F warrants	Each Class F warrant will have an exercise price of $ for each whole share, will be exercisable upon issuance and will expire five years from the date of issuance. For more information on such terms, see “Description of Securities We Are Offering—Warrants”.

Lock-ups	Our officers and directors will enter into lock-ups restricting the transfer of shares of or relating to our capital stock for 90 days after the closing of this offering.

Use of proceeds	We intend to use the net proceeds of this offering to complete the Phase 1 study of single-ascending and multiple-ascending doses of CF-370, the first engineered lysin targeting Gram-negative pathogens, to support ongoing enrollment of patients in the Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee, and for working capital and general corporate purposes. For more information on such terms, see “Use of Proceeds”.

Nasdaq Capital Market symbol	“CFRX”

Risk factors	We currently do not meet certain of the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules. If we are unable to regain compliance, we are likely to be delisted. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell our common stock or the common stock underlying the Class E warrants or Class F warrants.

You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of the above risk factor and other risk factors to consider carefully before deciding to invest in our securities.

Listing	There is no established public trading market for the Class E warrants or Class F warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of such warrants on the Nasdaq Capital Market or on any national securities or other national recognized trading system. Without an active trading market, the liquidity of such warrants will be limited.

The number of shares of our common stock to be outstanding immediately after this offering is based on 10,704,803 shares of our common stock outstanding as of September 30, 2023 (including 4,500,000 shares of our common stock held in abeyance subject to a beneficial ownership limitation with respect to one of our stockholders), and excludes:

•	shares of common stock issuable upon the exercise of the Class E warrants being issued in this offering, which have an initial exercise price equal to $ ;

•	shares of common stock issuable upon the exercise of the Class F warrants being issued in this offering, which have an initial exercise price equal to $ ;

•	79,583 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2023 at a weighted average exercise price of $359.68 per share;

•	7,034,883 shares of our common stock issuable upon the exercise of other warrants outstanding as of September 30, 2023 at a weighted average exercise price of $1.36 per share;

•

an additional 1,098 shares of our common stock that are available for future issuance under our 2014 Omnibus Incentive Plan as of September 30, 2023, as well as shares that become available pursuant to provisions in 2014 Omnibus Incentive Plan that automatically increase the share reserve under 2014 Omnibus Incentive Plan on January 1 of each calendar year; and

•	an additional 12,375 shares of our common stock that are available for future issuance under our 2021 Employment Inducement Plan as of September 30, 2023.

Unless otherwise indicated, this prospectus supplement reflects and assumes:

•	no exercise of Class E warrants or Class F warrants; and

•	no exercise of other outstanding options and warrants to purchase common stock, and no issuance of shares available for future issuance under our equity compensation plans.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risks and uncertainties discussed below, the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering and our Securities

We currently do not meet certain of the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules. If we are unable to regain compliance, we are likely to be delisted. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell our common stock or the common stock underlying the Class E warrants or Class F warrants.

We are required to meet the continued listing requirements of the Nasdaq Capital Market, and other rules of the Nasdaq Capital Market, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price and certain other corporate governance requirements. For example, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share and maintain stockholders’ equity of at least $2.5 million. If we do not meet these continued listing requirements, our common stock could be delisted.

On July 21, 2023, we were notified by The Nasdaq Stock Market, or Nasdaq, that we had regained compliance with the $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Requirement, and the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1), or the Minimum Stockholders’ Equity Requirement, for continued listing on The Nasdaq Capital Market. Nasdaq also notified us that we would be subject to a one-year Mandatory Panel Monitor consistent with Nasdaq Listing Rule 5815(d)(4)(B).

However, on August 15, 2023, the Nasdaq staff, or Staff, informed us that, based on our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, we did not meet the Minimum Stockholders’ Equity Requirement or any other alternatives available for continued listing on the Nasdaq Capital Market and therefore the Staff had determined to delist our common stock from the Nasdaq Capital Market, or the Staff Determination. As a result of the Mandatory Panel Monitor described in the July 21, 2023 notice from Nasdaq, we are not eligible for a compliance period to regain compliance with the Minimum Stockholders’ Equity Requirement, which led to the Staff Determination. The Staff also informed us that, unless we request an appeal of the Staff Determination, trading of our common stock would be suspended at the opening of business on August 24, 2023 and a Form 25-NSE will be filed with the SEC, which would remove our securities from listing and registration on the Nasdaq Capital Market.

On August 21, 2023, we requested a hearing before a Nasdaq Hearings Panel to appeal the Staff Determination. Our hearing request resulted in a stay of the suspension of trading and delisting of our common stock pending the conclusion of the hearing process. Consequently, our common stock is expected to remain listed on the Nasdaq Capital Market at least until the Nasdaq Hearings Panel renders a decision following the hearing. The hearing before a Nasdaq Hearings Panel was held on October 19, 2023. However, as of October 29, 2023, the Nasdaq Hearings Panel has not rendered a decision regarding whether to grant our request. There can be no assurance that the Nasdaq Hearings Panel will grant our request for continued listing on The Nasdaq Capital Market.

In addition, on September 21, 2023, we were separately notified by the Staff in a Staff deficiency letter that, for the last thirty consecutive business days prior to the letter, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until March 19, 2024, to regain compliance. The letter states that the Staff will provide written notification that we have achieved compliance with Rule 5550(a)(2) if at any time before March 19, 2024, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days. The letter has no immediate effect on the listing or trading of our common stock.

If we do not regain compliance with the Minimum Bid Price Requirement by March 19, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, for example, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities would be subject to delisting. In the event of such a notification, we may appeal the Staff’s determination to delist our securities. There can be no assurance that we will be eligible for the additional 180 calendar day compliance period, if applicable, or that the Staff would grant our request for continued listing subsequent to any additional delisting notification.

We continue to evaluate various alternative courses of action to regain compliance with the Minimum Stockholders’ Equity Requirement and the Minimum Bid Price Requirement. However, there can be no assurance that we will be able to maintain compliance with the Nasdaq Capital Market’s continued listing requirements or regain compliance with the Minimum Stockholders’ Equity Requirement or the Minimum Bid Price Requirement.

Delisting from the Nasdaq Capital Market would cause us to pursue eligibility for trading of these securities on other markets or exchanges, or on the “pink sheets.” In such case, our stockholders’ ability to trade, or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that our securities, if delisted from the Nasdaq Capital Market in the future, would be listed on a national securities exchange, a national quotation service, the over-the-counter markets or the pink sheets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our securities, decrease securities analysts’ coverage of us or diminish investor, supplier and employee confidence.

As of September 30, 2023, we have a negative stockholders’ equity. If we are unable to raise additional capital, or otherwise become unable to satisfy our obligations as they become due, we may become insolvent and face the risk of bankruptcy.

We are a clinical-stage biopharmaceutical company with no approved products, and we have not generated any revenue from product sales to date. We have not yet demonstrated an ability to overcome many of the risks and uncertainties frequently encountered by companies in the pharmaceutical industry, and you should analyze our company in light of such risks and uncertainties. Since inception, we have incurred significant operating losses. As of September 30, 2023, we reported a stockholders’ deficit of $1.1 million. Accordingly, if we are unable to raise additional capital, or if we otherwise become unable to satisfy our obligations as they become due, we may become insolvent and face the risk of bankruptcy and other adverse action by our existing and future creditors.

Further, we may currently be operating in the “zone of insolvency” as described under Delaware law, which is our jurisdiction of incorporation. Generally, a corporation’s directors owe a fiduciary duty to the corporation’s shareholders and not to its creditors. However, when a corporation is operating in the “zone of insolvency,” some courts have concluded that the fiduciary duty of directors shifts to include creditors. Delaware courts have taken the position that directors of a corporation operating in the zone of insolvency continue to owe a fiduciary duty to the corporation’s stockholders but also owe such duty to its creditors. Accordingly, our management and directors may be required to consider their duties with regard to both stockholders and creditors in their decision making processes.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of      shares of common stock (plus the accompanying warrants) at the public offering price of $   per share, less the Placement Agent fees and estimated offering expenses payable by us in each case, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $   per share, representing the difference between the public offering price per share of $   and the as adjusted net tangible book value per share of our common stock of $   as of September 30, 2023. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

In addition, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested. See “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

There is no public market for the Class E warrants and the Class F warrants being sold in this offering.

There is no established public trading market for the Class E warrants or the Class F warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class E warrants or the Class F warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Class E warrants and the Class F warrants will be limited.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds to complete the Phase 1 study of single-ascending and multiple-ascending doses of CF-370, the first engineered lysin targeting Gram-negative pathogens, to support ongoing enrollment of patients in the Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee, and for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline and could have an adverse effect on the market price of our common stock.

Any holder of the Class E warrants or the Class F warrants will have no rights as a holder of our common stock until such holder exercises its warrants and acquires our common stock.

Until the holder of any Class E warrants or Class F warrants exercises such warrants and acquires shares of our common stock, such holder will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of such warrants, the holder will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise date.

A significant holder or beneficial holder of our common stock may not be permitted to exercise the Class E warrants or Class F warrants that it holds.

A holder of the Class E warrants and/or the Class F warrants will not be entitled to exercise any portion of such warrants that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder for purposes of Section 13(d) of the Exchange Act) to exceed 4.99% of the total number of then issued and outstanding shares of common stock, as such percentage ownership is determined in accordance with the terms of such warrants and subject to such holder’s rights under such warrants to increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from such holder to us. As a result, a holder may not be able to exercise its Class E warrants and/or Class F warrants for shares of our common stock at a time when it would be financially beneficial for such holder to do so. In such a circumstance, a holder could seek to sell such warrants to realize value, but it may be unable to do so in the absence of an established trading market.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock and warrants we propose to issue and ultimately will issue if this offering is completed and/or the number of shares of our common stock issuable upon exercise the warrants being sold concurrently herewith, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

Provisions of the Class E warrant and Class F warrants could discourage an acquisition of us by a third party.

Certain provisions of the Class E warrants and Class F warrants being sold in this offering could make it more difficult or expensive for a third party to acquire us. Specifically, the terms of such warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under such warrants. Further, the Class E warrants and Class F warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exceptions, holders of such warrants will have the right, at their option, to receive from us or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of our common stock in the fundamental transaction in the amount of the Black Scholes value (as described in such warrants) of the unexercised portions of such warrants on the date of the consummation of the fundamental transaction. These and other provisions of the Class E warrants and Class F warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to the holders of our common stock.

The Class E Warrants and Class F Warrants may be accounted for as a liability and the changes in value of such warrants may have a material effect on our financial results.

We are currently evaluating the terms of the Class E warrants and Class F warrants being sold in this offering. It is possible that we and/or our auditors will conclude that because of the terms of such warrants, such warrants should be accounted for as liability instruments. As a result, we would be required to classify such warrants as a liability. Under the liability accounting treatment, we would be required to measure the fair value of these instruments at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. In the event the Class E warrants and Class F warrants are required to be accounted for under liability accounting treatment, we will recognize noncash gains or losses due to the quarterly fair valuation of these warrants which could be material. The impact of changes in fair value on our earnings may have an adverse effect on the market price of our common stock and/or our stockholders’ equity, which may make it harder for us to, or prevent us from, meeting the continued listing standards of the Nasdaq Capital Market.

There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

The exercise of (a) any options granted to executive officers and other employees under our equity compensation plans and (b) any warrants, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. Other than the restrictions set forth in the section titled “Plan of Distribution,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock at a discount to the greater of the book or market value of our common stock). Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, clinical development plans and expectations, patient enrollment expectations, prospective products, product approvals, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the sections in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	the success, cost, timing and potential indications of our product development activities and clinical trials;

•	our ability to advance into and through clinical development and ultimately obtain U.S. Food and Drug Administration approval for our product candidates;

•	our research and development plans and ability to bring forward additional product candidates into preclinical and clinical development;

•	the rate and degree of market acceptance of our product candidates and our expectations regarding the size of the commercial markets for our product candidates;

•	our future marketing and sales programs;

•	the effect of competition and proprietary rights of third parties;

•	our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern;

•	the availability of and our ability to obtain additional financing;

•	the effects of existing and future federal, state and foreign regulations;

•	the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with third parties;

•	the period of time for which our existing cash and cash equivalents will enable us to fund our operations; and

•	our intended use of proceeds from this offering.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting Placement Agent fees and paying estimated offering expenses payable by us, will be approximately $     million, not including any funds we may receive as a result of the exercise for cash of the Class E warrants and/or the Class F warrants. To the extent any of the Class E warrants and/or the Class F warrants are exercised for cash in accordance with their respective terms by the holders thereof, we will receive additional proceeds.

We intend to use the net proceeds of this offering to complete the Phase 1 study of single-ascending and multiple-ascending doses of CF-370, the first engineered lysin targeting Gram-negative pathogens, to support ongoing enrollment of patients in the Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee, and for working capital and general corporate purposes. We believe that our cash, cash equivalents and marketable securities, together with the net proceeds from this offering, will fund our operations into the  quarter of    . We have based this estimate on assumptions that may prove to be incorrect, and we could utilize our available capital resources sooner than we currently expect.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development efforts and other factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

DILUTION

If you invest in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share after giving effect to this offering.

The below discussion and table are based on 10,704,803 shares of our common stock outstanding as of June 30, 2023 (including 4,500,000 shares of our common stock held in abeyance subject to a beneficial ownership limitation with respect to one of our stockholders), and exclude:

•	shares of common stock issuable upon the exercise of the Class E warrants being issued in this offering, which have an initial exercise price equal to $ ;

•	shares of common stock issuable upon the exercise of the Class F warrants being issued in this offering, which have an initial exercise price equal to $ ;

•	79,519 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2023 at a weighted average exercise price of $359.96 per share;

•	7,034,883 shares of our common stock issuable upon the exercise of other warrants outstanding as of June 30, 2023 at a weighted average exercise price of $1.36 per share;

•

an additional 1,162 shares of our common stock that are available for future issuance under our 2014 Omnibus Incentive Plan as of June 30, 2023, as well as shares that become available pursuant to provisions in 2014 Omnibus Incentive Plan that automatically increase the share reserve under 2014 Omnibus Incentive Plan on January 1 of each calendar year; and

•	an additional 12,375 shares of our common stock that are available for future issuance under our 2021 Employment Inducement Plan as of June 30, 2023.

As of June 30, 2023, we had a net tangible book value of $(1.1) million, or $(0.10) per share of common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at June 30, 2023, after giving effect to the assumptions set forth above.

After giving effect to the issuance and sale by us of    shares of common stock at an assumed public offering price of $    per share in this offering, which was the last reported sale price of our common stock on the Nasdaq Capital Market on    , 2023, less the Placement Agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $    million, or approximately $    per share. This amount represents an immediate increase in net tangible book value of $    per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $    per share to new investors purchasing shares of common stock and warrants in this offering.

All calculations of dilution in this prospectus assume the sale of all of the shares and warrants offered in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share of common stock		$
Net tangible book value per share as of June 30, 2023	$(0.10)
Increase in net tangible book value per share to new investors purchasing shares and warrants in this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

The dilution information described above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $    per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on     , 2023, would increase (decrease) our as adjusted net tangible book value per share after this offering by $    and dilution per share to new investors purchasing common stock in this offering by $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and estimated offering expenses payable by us. An increase of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value per share after this offering by $    and decrease the dilution per share to new investors purchasing common stock in this offering by $     , assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and

To the extent any of the outstanding options or warrants are exercised at a price less than the public offering price, there may be further dilution to purchasers of our common stock in this offering.

The information above assumes no exercise of the Class E warrants or the Class F warrants.

DESCRIPTION OF SECURITIES WE ARE OFFERING

As of September 30, 2023, we had one class of securities registered under Section 12 of the Exchange Act.

The following description of our securities and certain provisions of our amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, are summaries and are qualified in their entirety by reference to the full text of our certificate of incorporation, our bylaws and the applicable securities, each of which has been publicly filed with the SEC, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. See “Where You Can Find More Information; Incorporation by Reference.” Our authorized capital stock consists of:

•	125,000,000 shares of common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “CFRX.”

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of our common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the exceptions provided below, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and amended and restated bylaws also provide that our directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote thereon. Subject to the rights of holder of any series of preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. In addition, the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote in any annual election of directors is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation or our bylaws. See below under “—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Amendment of Certificate of Incorporation and Bylaws.”

Rights Upon Liquidation. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividend

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. We have never declared or paid any cash dividends on our common stock. We do not intend to pay cash dividends for the foreseeable future. We currently expect to retain all future earnings, if any, for use in the development, operation and expansion of our business. Any determination to pay cash dividends in the future will depend upon, among other things, our results of operations, plans for expansion, tax considerations, available net profits and reserves, limitations under law, financial condition, capital requirements and other factors that our board of directors considers to be relevant.

Warrants

The following summary of certain terms and provisions of the Class E warrants and the Class F warrants, referred to herein collectively as the Public Warrants, that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the applicable Public Warrants, the form of which will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of applicable Public Warrants for a complete description of the terms and conditions of such Public Warrants.

Exercise Price, Exercisability and Duration

Each Class E warrant will have an exercise price of $    for each whole share, will be exercisable upon the date of the publication by us of a press release containing the results of our Phase 1b/2 clinical trial on the use of intra-articular exebacase for the treatment of chronic Staphylococcal prosthetic joint infections of the knee with respect to the 42-day clinical response to the trial drug for cohort 1 of such trial (referred to herein as the PJI Data Release Date) and will expire on the date that is 60 days after the PJI Data Release Date.

Each Class F warrant will have an exercise price of $    for each whole share, will be exercisable upon issuance and will expire five years from the date of issuance.

The Public Warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.

At any time when an applicable Public Warrant is exercisable, such Public Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of purchased shares upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the Public Warrants to the extent that the holder would beneficially own more than 4.99% of the outstanding common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%. No fractional shares of common stock will be issued in connection with the exercise of a Public Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round such fractional share to a whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the Public Warrants, or the

Public Warrant Shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Public Warrants. In addition, if at any time our common stock is not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Public Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the Public Warrants will be entitled to receive upon exercise of the Public Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Public Warrants immediately prior to such fundamental transaction. In addition, the holders of the Public Warrants have, at the option of the applicable holder, the right to receive from us or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of our common stock in the fundamental transaction in the amount of the Black Scholes value (as described in the Public Warrants) of the unexercised portion of the applicable Public Warrants on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a Public Warrant may be transferred at the option of the holder upon surrender of the Public Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Public Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Public Warrants or by virtue of such holder’s ownership of common stock, the holders of the Public Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Public Warrants.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, the chief executive officer, or by our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors. Our certificate of incorporation and amended and restated bylaws provide that our directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of capital stock entitled to vote thereon. Subject to the rights of holders of any series of preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim against us governed by the internal affairs doctrine. Our amended and restated bylaws also provide, to the fullest extent permitted by applicable law, that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Certificate of Incorporation and Bylaws. The amendment of any of the above provisions, among others and except for the above-described provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least 75% in voting power of the outstanding shares of stock entitled to vote in an annual election of directors.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

Maxim Group LLC has agreed to act as our exclusive Placement Agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated    , 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. In connection with the offering of the securities described in this prospectus, we have entered or will enter into a securities purchase agreement, or the Purchase Agreement, directly with certain investors in connection with this offering for the sale of all of the securities offered hereby.

We expect to deliver the shares, the Class E warrants and the Class F warrants being offered pursuant to this prospectus supplement on or about    , 2023.

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

With respect to the shares of our common stock issuable upon exercise of our Class E warrants and the shares of our common stock issuable upon exercise of our Class F warrants, following the issuance of such warrants, the holders of such warrants may exercise them, and we will issue such underlying shares of our common stock upon such exercise, in each case in accordance with their terms.

Fees and Expenses

We have engaged Maxim Group LLC as our exclusive Placement Agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent fees set forth in the table below.

	Per Share and Accompanying Warrants	Total
Offering price	$	$
Placement agent fees (1)	$	$
Proceeds to us, before expenses	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to 6.5% of the gross proceeds from the sale of the     shares of common stock, the Class E warrants to purchase     shares of common stock and the Class F warrants to purchase shares of common stock sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering, discussed below.

We have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the offering in an aggregate amount not to exceed $90,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $    . In the event that the Placement Agency Agreement is terminated prior to the consummation of the offering, we are required to reimburse the Placement Agent for its actual expenses; provided, however, that such expenses shall not exceed $35,000, in the aggregate.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement. A copy of the securities purchase agreement with the purchasers will be included as an exhibit to the registration statement of which this prospectus forms a part.

Tail Fee

We agreed pursuant to the Placement Agency Agreement that if we complete any financing of equity, equity-linked, or debt (other than the exercise by any person or entity of any options, warrants or other convertible securities) for which the Placement Agent is not acting as underwriter or placement agent within nine months after the closing of the offering with any of the investors who were actually introduced to us by the Placement Agent, then we will pay to the Placement Agent upon the closing of such financing 6.5% of the applicable gross proceeds of the offering.

Right of First Refusal

We have also granted the Placement Agent a right of first refusal to act as sole managing underwriter and book runner or sole placement agent for any and all future public or private equity, equity-linked or convertible securities offerings for which we retain the service of an underwriter, agent or finder, for the nine month period following the closing of the offering.

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the date of the closing of the offering contemplated by this prospectus supplement, without first obtaining the written consent of the investor. Specifically, these individuals have agreed, in part, not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired by such persons.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

Pursuant to the Purchase Agreement, we have agreed that, subject to certain exceptions, we will not issue any shares of common stock for a period of 90 days following the closing date, subject to certain customary and pre-agreed exceptions.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Transfer Agent and Registrar

The transfer agent and registrar for our common share is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is traded on the Nasdaq Capital Market under the symbol “CFRX.”

Offer Restrictions Outside the United States

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of an offer of securities, or who initially acquires any shares of our securities will be deemed to have represented, warranted, acknowledged and agreed to and with the placement agent and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the placement agent has been given to the offer or resale; or where our securities have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the placement agent and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the placement agent have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the placement agent to publish a prospectus for such an offer.

For the purposes of this provision, the expression an “offer of our securities to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State. The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”) or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The issuer has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares, that each Qualified Investor will represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares; (iv) that the shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to prospective investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in

Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Latham & Watkins LLP. Pryor Cashman LLP, New York, New York, is counsel to the Placement Agent in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report thereon which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.contrafect.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 14, 2023, respectively.

•

Our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April 3, 2023 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022).

•

Our Current Reports on Form 8-K filed with the SEC on January 26, 2023, February  2, 2023, February  14, 2023, March  2, 2023, April  18, 2023, June  20, 2023, June  27, 2023, July  25, 2023, August  18, 2023 and September 29, 2023.

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 28, 2014, pursuant to Section  12(b) of the Securities Act, as updated by “Description of Securities” filed as Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2022, and any other amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$ 5,535
Printing expenses	10,000
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Miscellaneous	4,465

Total	$ 220,000

Item 14.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s amended and restated certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the c to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware or the court in which such action or suit was brought determines upon application that, despite such adjudication but in view of all of the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of ContraFect and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Equity Grants

Since September 30, 2020, we granted stock options to purchase an aggregate of 63,751 shares of our common stock, at a weighted average exercise price per share of $176.66, to employees, non-employees and directors in connection with services provided to us by such parties.

The issuances of such stock options, the shares of common stock issuable upon the exercise of such options and such restricted shares of common stock were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

2022 Private Placement

On December 14, 2022, we issued to a certain accredited investor a Class A Warrant to purchase up to an aggregate of 1,356,589 shares of common stock and a Class B Warrant to purchase up to an aggregate of 678,294 shares of common stock, in each case, at an original exercise price equal to $10.32 per share (with such share numbers and exercise price giving effect to a one-for-80 reverse stock split effected on February 14, 2023) (subject to further standard adjustments for stock splits, stock dividend, rights offerings, pro rata distributions and certain anti-dilution adjustment rights). The Class A Warrant and Class B Warrant are referred to herein, collectively, as the “2022 Private Warrants”.

The 2022 Private Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. However, the common stock issuable upon the exercise of such 2022 Private Warrants were covered by a registration statement on Form S-3 (Reg. No. 333-269673) filed with the SEC on February 9, 2023 and declared effective by the SEC on May 3, 2023 (the “Re-Sale Registration Statement”).

2023 Private Placement

On March 2, 2023, we issued to a certain accredited investor a private placement warrant, or the 2023 Private Warrant, to purchase up to an aggregate of 5,000,000 shares of common stock, at an exercise price equal to $4.00 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings, pro rata distributions and certain anti-dilution adjustment rights).

The 2023 Private Warrant was not registered under the Securities Act and was offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. However, the shares of common stock issuable upon the exercise of such 2023 Private Warrant were covered by the Re-Sale Registration Statement.

Inducement Agreement Private Placement

On June 26, 2023, we entered into an inducement offer to exercise common stock purchase warrants, or the Inducement Agreement, with a certain accredited investor. The Inducement Agreement provided for (A) the investor’s exercise all of (i) the Class A warrant issued to the investor on December 14, 2022, (ii) Class B warrant issued to the investor on December 14, 2022 and (iii) the common stock purchase warrant issued to investor on March 2, 2023 held by the investor, each at a reduced exercise price from $4.00 to $1.36 per underlying share, and (B) the sale and issuance by us of (i) a Class C Warrant to purchase up to 1,406,977 shares of Common Stock and (ii) a Class D Warrant to purchase up to 5,627,906 shares of Common Stock, each at an exercise price equal to $1.36 per underlying share. The Class C Warrant and Class D Warrant are referred to herein, collectively, as the “2023 Inducement Private Warrants”.

The 2023 Inducement Private Warrants and the common stock issuable upon the exercise of such 2023 Inducement Private Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, the purchaser may only sell common stock issued upon exercise of the Private Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith /By Amendment

3.1	Amended and Restated Certificate of Incorporation of ContraFect Corporation, dated August 1, 2014, and Certificate of Amendment, dated May 9, 2016, Certificate of Amendment dated May 2, 2017, Certificate of Amendment dated February 3, 2020, and Certificate of Amendment dated February 24, 2022	10-K	001-36577	3.1	March 18, 2020

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ContraFect Corporation, dated February 14, 2023.	8-K	001-36577	3.1	February 14, 2023

3.3	Amended and Restated Bylaws of ContraFect Corporation	10-Q	001-36577	3.2	November 13, 2020

4.1	Form of Common Stock Certificate	S-1/A	333-195378	4.1	July 3, 2014

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith /By Amendment

4.2	Warrant to Purchase Common Stock, dated May 27, 2020	8-K	001-36577	4.1	May 27, 2020

4.3	Warrant Agreement, dated May 27, 2020, by and between ContraFect Corporation and American Stock Transfer & Trust Company, LLC	8-K	001-36577	4.2	May 27, 2020

4.4	Global Warrant Certificate, dated May 27, 2020	8-K	001-36577	4.3	May 27, 2020

4.5	Form of Pre-Funded Common Stock Purchase Warrant	8-K	001-36577	4.1	December 14, 2022

4.6	Form of Class A Common Stock Purchase Warrant	8-K	001-36577	4.2	December 14, 2022

4.7	Form of Class B Common Stock Purchase Warrant	8-K	001-36577	4.3	December 14, 2022

4.8	Form of Pre-Funded Common Stock Purchase Warrant	8-K	001-36577	4.1	March 2, 2023

4.9	Form of Common Stock Purchase Warrant	8-K	001-36577	4.2	March 2, 2023

4.10	Form of Class C Common Stock Purchase Warrant	8-K	001-36577	4.1	June 27, 2023

4.11	Form of Class D Common Stock Purchase Warrant	8-K	001-36577	4.2	June 27, 2023

4.12	Form of Class E Common Stock Purchase Warrant					†

4.13	Form of Class F Common Stock Purchase Warrant					†

4.14	Description of ContraFect Corporation Securities	10-K	001-36577	4.12	March 18, 2020

5.1	Opinion of Latham & Watkins LLP					†

10.1	License Agreement, between The Rockefeller University and ContraFect Corporation, dated July 12, 2011	S-1	333-195378	10.1	April 18, 2014

10.2	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated December 1, 2010	S-1	333-195378	10.2	April 18, 2014

10.3	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated January 1, 2012	S-1	333-195378	10.3	April 18, 2014

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith /By Amendment

10.4#	Form of Indemnification Agreement	S-1/A	333-195378	10.4	July 1, 2014

10.5#	ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan	S-1	333-195378	10.11	April 18, 2014

10.6#	ContraFect Corporation Form of Stock Option Agreement	S-1	333-195378	10.12	April 18, 2014

10.7#	ContraFect Corporation 2008 Equity Incentive Plan	S-1	333-195378	10.13	April 18, 2014

10.8#	ContraFect Corporation 2014 Omnibus Incentive Plan	S-1/A	333-195378	10.14	July 1, 2014

10.9	License Agreement, between Trellis Bioscience LLC and ContraFect Corporation, dated January 29, 2014	S-1/A	333-195378	10.15	July 1, 2014

10.10	Amendment to the Trellis License Agreement, dated June 15, 2014	S-1/A	333-195378	10.16	July 1, 2014

10.11#	Offer Letter, dated June 26, 2014, between ContraFect Corporation and Natalie Bogdanos, as amended by Amendment No. 1, dated November 2, 2015	10-K	001-36577	10.27	March 15, 2017

10.12#	Offer Letter, dated August 24, 2015, between ContraFect Corporation and Cara Cassino, M.D.	10-K	001-36577	10.28	March 15, 2017

10.13#	Amendment No. 1 to Offer Letter, dated March 15, 2017, between ContraFect Corporation and Cara Cassino, M.D.	10-K	001-36577	10.29	March 15, 2017

10.14#	Employment Agreement, dated as of April 2, 2019, by and between ContraFect Corporation and Roger J. Pomerantz	8-K	001-36577	10.1	April 2, 2019

10.15	Stock Purchase Agreement, dated December 9, 2019, by and between ContraFect Corporation and Pfizer Inc.	8-K	001-36577	10.1	December 12, 2019

10.16#	Employment Agreement, dated November 5, 2012, by and between ContraFect Corporation and Michael Messinger	10-K	001-36577	10.16	March 30, 2021

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith /By Amendment

10.17#	Non-Employee Director Compensation Program	10-K	001-36577	10.17	March 30, 2021

10.18	Cost-Sharing Agreement by and between ContraFect Corporation and the Biomedical Advanced Research and Development Authority, dated March 15, 2021	8-K	001-36577	10.1	March 12, 2021

10.19#	ContraFect Corporation 2021 Employment Inducement Omnibus Incentive Plan and related forms of notice and option agreement	10-Q	001-36577	10.1	May 16, 2022

10.20#	ContraFect Corporation 2022 Employee Stock Purchase Plan	S-8	333-265153	99.1	May 23, 2022

10.21+	Amendment of Solicitation/Modification of Contract between the Biomedical Advanced Research and Development Authority and ContraFect Corporation, dated August 24, 2022	10-Q	001-36577	10.1	November 14, 2022

10.22	Inducement Offer to Exercise Common Stock Warrants, dated as of June 26, 2023, by and between ContraFect Corporation and the Holder	8-K	001-36577	10.1	June 27, 2023

10.23	Form of Securities Purchase Agreement					†

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					*

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					†

24.1	Power of Attorney (included on signature page)					*

107	Filing Fee Table					*

*	Filed herewith.
†	To be filed by amendment
#	Indicates management contract or compensatory plan.
+	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) is treated as confidential by the Company

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on October 30, 2023.

CONTRAFECT CORPORATION

By:	/s/ Roger J. Pomerantz, M.D., F.A.C.P.
Roger J. Pomerantz, M.D., F.A.C.P. President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Roger J. Pomerantz, M.D., F.A.C.P., Michael Messinger and Natalie Bogdanos, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Roger J. Pomerantz, M.D., F.A.C.P. Roger J. Pomerantz, M.D., F.A.C.P.	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	October 30, 2023

/s/ Michael Messinger Michael Messinger	Chief Financial Officer (principal financial officer and principal accounting officer)	October 30, 2023

/s/ Steven C. Gilman Steven C. Gilman, Ph.D.	Vice Chairman of the Board	October 30, 2023

/s/ Sole J. Barer, Ph.D. Sol J. Barer, Ph.D.	Lead Independent Director	October 30, 2023

/s/ Lishan Aklog Lishan Aklog, M.D.	Director	October 30, 2023

/s/ Jane F. Barlow Jane F. Barlow, MD	Director	October 30, 2023

SIGNATURE	TITLE	DATE

/s/ David N. Low, Jr. David N. Low, Jr.	Director	October 30, 2023

/s/ Michael J. Otto Michael J. Otto, Ph.D.	Director	October 30, 2023

/s/ Cary W. Sucoff Cary W. Sucoff	Director	October 30, 2023